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                                                                      Exhibit 10

                              BINGHAM, DANA & GOULD
                               150 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110

                           TELEPHONE: (617) 951-8000
                             TELEX: 275147 BDGBSN UR
                           CABLE ADDRESS: BLODGHAM BSN
                            TELECOPY: (617) 951-8736

WASHINGTON OFFICE      ROUTE 128 OFFICE      CAPE COD OFFICE      LONDON OFFICE
 (202) 822-9320         (617) 890-0922       (505) 420 0283       011-44-71-2646


                                          January 29, 1991

Landmark International Equity Fund
6 St. James Avenue
Boston, Massachusetts 02116

Ladies and Gentlemen:

       We have acted as counsel to Landmark International Equity Fund, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the "Commission") on September 7, 1990, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on November 15, 1990 and as proposed to be further amended by Pre-Effective Amendment No. 2 thereto to be filed with the Commission on January 30, 1991 (as so amended, the "Registration Statement"), with respect to an indefinite number of its Shares of Beneficial Interest (par value $0.00001 per share) (the "Shares").

       In connection with this opinion, we have examined the following described documents:

       (a) the Registration Statement;

       (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

       (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

       (d) a Certificate executed by Cynthia J. Colitti, the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of the Shares covered by the Registration Statement.

       In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

       This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

       This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts in such Commonwealth.

       We understand that all of the foregoing assumptions and limitations are acceptable to you.

       Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             BINGHAM, DANA & GOULD (s)

                                             BINGHAM, DANA & GOULD